SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the registrant [   ]

Filed by a party other than the registrant [X]

Check the appropriate box:

[   ]           Preliminary Proxy Statement
[   ]           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[   ]           Definitive Proxy Statement
[   ]           Definitive Additional Materials
[X]           Soliciting Material Under Rule 14a-12

---------------------------------------------------------------------------------------------------------------------

LANCASTER COLONY CORPORATION
(Name of Registrant as Specified in Its Charter)
---------------------------------------------------------------------------------------------------------------------

BARINGTON COMPANIES EQUITY PARTNERS, L.P.
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
_____________________________________________________________________________

Payment of Filing Fee (Check the appropriate box):

[X]           No fee required.

[   ]           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:

[   ]           Fee paid previously with preliminary materials.

[   ]           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount Previously Paid:

(2)  Form, Schedule or Registration Statement No.:

(3)  Filing Party:

(4)  Date Filed:

FOR IMMEDIATE RELEASE                                                                                                                                             MEDIA CONTACT:
September 21, 2007                                                                                                                                Somna Maraj
                              Edelman
                                                                              (212) 704-8175

BARINGTON CAPITAL GROUP ANNOUNCES PROXY CONTEST
TO ELECT THREE DIRECTORS TO THE BOARD OF
LANCASTER COLONY CORPORATION

New York, NY, September 21, 2007 – Barington Capital Group, L.P. announced today that one of its affiliates has notified Lancaster Colony Corporation (Nasdaq: LANC) (the “Company”) of its intention to nominate three persons for election to the Board of Directors of the Company at the Company’s 2007 Annual Meeting of Shareholders.  The Annual Meeting is scheduled to be held on Monday, November 19, 2007.

Barington has been disappointed with the performance of the Board and lacks confidence in the ability of the current directors, a majority of whom have been in office for 16 years or more, to improve shareholder value for the Company’s public shareholders.  As a result, Barington has nominated a slate of three highly qualified individuals to ensure that the interests of the Company’s public shareholders are adequately represented on Lancaster’s nine member Board.  If elected, the Barington slate intends to work constructively with the other directors to, among other things, improve the Company’s profitability, share price performance and corporate governance and expedite the divestiture of the Company’s non-core business segments.

The Barington nominees are:

Nick White – Mr. White, 62, is President and Chief Executive Officer of White & Associates, a management consulting firm that he founded in 2000.  From 1973 through 2000, Mr. White held numerous executive and management level positions with Wal-Mart Stores, Inc., including Executive Vice President and General Manager of the Supercenter division from 1990 to 2000 and Executive Vice President and General Manager of Sam's Wholesale Club from 1985 through 1989.  Previously, Mr. White was the Executive Vice President and General Manager of Sam’s Wholesale Club from 1985 to 1989.  Mr. White is a director of Playtex Products, Inc. and The Pep Boys – Manny, Moe & Jack.

Stuart Oran – Mr. Oran, 57, is the Managing Member of Roxbury Capital Group LLC, a merchant banking firm.  From July 1994 to March 2002, Mr. Oran held a number of senior executive positions at UAL Corporation and its operating subsidiary, United Airlines, including Executive Vice President –

Corporate Affairs, Senior Vice President – International (responsibility for United’s business and operations outside the United States and Canada) and President and Chief Executive Officer of Avolar (United’s business aviation business).  Prior to joining UAL and United, Mr. Oran was a corporate partner at the law firm of Paul, Weiss, Rifkind, Wharton and Garrison LLP.  Mr. Oran is a director of Wendy’s International, Inc.

James A. Mitarotonda – Mr. Mitarotonda, 53, is the Chairman, President and Chief Executive Officer of Barington Capital Group, L.P.  Mr. Mitarotonda has significant experience representing shareholder interests on the boards of publicly traded corporations.  He is currently a director of The Pep Boys – Manny, Moe & Jack and A. Schulman, Inc.  He has also served as a director of Register.com, Inc., Dynabazaar, Inc. and L Q Corporation, Inc.

About Barington Capital Group:

Barington Capital Group, L.P. is an investment firm that, through its affiliates, primarily invests in undervalued, small and mid-capitalization companies.  Barington and its principals are experienced value-added investors who have taken active roles in assisting public companies in creating or improving shareholder value.  Barington represents a group of investors that own, in the aggregate, 1,694,321 shares of common stock of Lancaster Colony Corporation, or approximately 5.58% of the outstanding shares of common stock of the Company.

*     *     *     *     *

Barington Companies Equity Partners, L.P., an affiliate of Barington Capital Group, L.P., intends to make a preliminary filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement and an accompanying WHITE proxy card to be used to solicit votes for the election of its nominees at the 2007 Annual Meeting of Shareholders of Lancaster Colony Corporation, an Ohio corporation.

BARINGTON COMPANIES EQUITY PARTNERS, L.P. STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ SUCH PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN THE PROXY SOLICITATION.  SUCH PROXY STATEMENT, WHEN FILED, AND ANY OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, SHAREHOLDERS MAY ALSO OBTAIN A COPY OF THE PROXY STATEMENT, WHEN FILED, WITHOUT CHARGE, BY CONTACTING BARINGTON’S PROXY SOLICITOR, MACKENZIE PARTNERS, INC., AT ITS TOLL-FREE NUMBER: (800) 322-2885 OR PROXY@MACKENZIEPARTNERS.COM.

INFORMATION REGARDING CERTAIN PARTIES WHO ARE ANTICIPATED TO BE, OR MAY BE DEEMED TO BE, PARTICIPANTS IN SUCH POTENTIAL PROXY SOLICITATION AND THEIR DIRECT OR INDIRECT INTERESTS IS AVAILABLE IN THE SCHEDULE 14A FILED BY BARINGTON COMPANIES EQUITY PARTNERS, L.P. WITH THE SEC ON SEPETEMBER 17, 2007, A COPY OF WHICH IS AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://SEC.GOV.

#  #  #